UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

                                 (Rule 14a-101)

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the Registrant [_]

Filed by a Party other than the Registrant |X|

Check the appropriate box:

[_]   Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[_]   Definitive Proxy Statement
[_]   Definitive Additional Materials
[X]   Soliciting Material Pursuant to ss.240.14a-12

                                    EGL, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                                 James R. Crane
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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      1)    Title of each class of securities to which transaction applies:

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      3)    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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



Dear EGL, Inc. Investors, Employees and Customers:

         I am writing this letter because I believe that I must set the record straight regarding the process under which a Special Committee of EGL's board has decided to enter into an agreement with an investment group led by me to take EGL private at $38 per share. I am concerned about erroneous press reports stating that Apollo Management, L.P. was prepared to sign an acquisition agreement at a price higher than $38, and implying that the EGL's Special Committee somehow has not run a fair process.

         We originally made a proposal to the Board on January 2, 2007 to acquire all outstanding shares at a price of $36 per share. Our original equity sponsor decided to withdraw from the offer when we disclosed that performance for the last quarter of 2006 would not meet expectations. We sought replacement equity sponsors and worked hard with them to ensure that they were in a position to support our new offer by February 27, 2007, the date the Company announced the disappointing results for the fourth quarter of 2006. Although those results did not meet expectations, we maintained our bid at $36. As a result of extensive negotiations with the Special Committee and its advisors, we increased our offer to $38 per share, representing a premium of about 28% over the price at which the Company's stock traded on the last trading day prior to the initial offer.

         Although I obviously do not participate in the Special Committee's deliberations, it is my clear understanding that there were no other parties prepared to sign an agreement at the time that the Special Committee elected to accept my group's bid. Although Apollo has publicly indicated that it may be willing to offer an amount in excess of $38 per share, my understanding is that, as I write this letter today, Apollo is not prepared to sign a definitive agreement with the company. The Special Committee has a process in place to ensure that Apollo receives all information that is necessary for it to determine whether it can make a definitive offer. I am firmly committed to working constructively to help the Special Committee do its job. Throughout the course of our interaction with the Special Committee, I am convinced that I have respected their process and have recognized their need to run a full and fair process designed to maximize shareholder value.

         I look forward to the Special Committee's process coming to a quick conclusion. The loyalty of our customers, and the tireless efforts of our employees, have been the keys to EGL's success. I look forward to continuing to work with each of you and very much appreciate your support.

Regards,

Jim Crane, CEO & Chairman
EGL Eagle Global Logistics

Additional Information About the Merger and Where to Find It

         In connection with the proposed merger, the company will file a proxy statement with the Securities and Exchange Commission (SEC). STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT FILED WITH THE SEC CAREFULLY AND IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER. The definitive proxy statement will be mailed to the company's stockholders. In addition, stockholders will be able to obtain the proxy statement and all other relevant documents filed by the company with the SEC free of charge at the SEC's Web site www.sec.gov or from EGL, Inc., 15350 Vickery Drive, Houston, Texas 77032.

Participants in the Solicitation
James R. Crane may be deemed to be a participant in the solicitation of proxies from the stockholders of the company in favor of the proposed merger. Information about James R. Crane is set forth in the proxy statement for the 2006 Annual Meeting of Stockholders of the company, which was filed with the SEC on April 14, 2006. Additional information regarding the interests of Mr. Crane may be obtained by reading the proxy statement related to the exchange transactions when it becomes available.